Exhibit 10.55

2010 Executive Officer Compensation Arrangements

Executive Officer	2010 Base Salary Rate	2010 Target Bonus as % of Annual Base Salary Rate

Bruce C. Cozadd Chairman and Chief Executive Officer	$500,000.00	60

Robert M. Myers President	$448,000.00	50

Kathryn E. Falberg Senior Vice President and Chief Financial Officer	$365,000.00	40

Carol A. Gamble Senior Vice President, General Counsel and Corporate Secretary	$361,000.00	40

Joan E. Colligan Controller and Principal Accounting Officer	$217,250.00	10 -30